Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
AAR CORP.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of AAR CORP. of our report dated June 28, 2004, relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2004 and 2003 and the related consolidated statement of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 2004, which report appears in the May 31, 2004 annual report on Form 10-K of AAR CORP.

/s/  KPMG LLP

Chicago, Illinois
May 13, 2005